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                                                                    EXHIBIT 99.0



[BOMBAY LETTERHEAD]
- --------------------------------------------------------------------------------
                                                                    NEWS RELEASE





                                                FOR FURTHER INFORMATION CONTACT:
                                                JAMES E. HERLIHY
                                                EXECUTIVE VICE PRESIDENT AND
                                                CHIEF FINANCIAL OFFICER
                                                (817) 347-8200


            THE BOMBAY COMPANY, INC. DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED STOCK PURCHASE RIGHTS


FOR IMMEDIATE RELEASE  - JUNE 2, 1995


         FORT WORTH, TEXAS -- The Bombay Company, Inc. (NYSE: BBA) -- The Board of Directors of The Bombay Company, Inc. (the "Company") yesterday declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Common Stock of the Company. Each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $50.00. The Rights will be exercisable if a person or group acquires 15% or more of the Common Stock of the Company or announces a tender offer for 15% or more of the Common Stock. The Board of Directors of the Company will be entitled to redeem the Rights at one cent per Right at any time before any such person acquires 15% or more of the outstanding Common Stock.

         The Rights, which have ten year terms, are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all shareholders a full and fair price. The Rights distribution is not taxable to shareholders.

         If a person acquires 15% or more of the outstanding Common Stock of the Company, each Right (other than those held by the acquiror) will entitle its holder to purchase at the Right's exercise price, a number of shares of Common Stock of the Company having a market value of twice the Right's exercise price. Rights held by the 15% holder will become void. If the Company is acquired in a merger or other business combination transaction after a person
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acquires 15% or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's exercise price, a number of the acquiring company's common shares having a market value of twice the Right's exercise price.

         "The Rights are intended to enable all shareholders of the Company to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover," said Robert E. M. Nourse, President and Chief Executive Officer of the Company.

         The Bombay Company, Inc. is a specialty retailer marketing traditionally styled furniture, prints and accessories through a network of 429 Bombay stores in the United States and Canada.

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